UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BOB EVANS FARMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

IMPORTANT ADDITIONAL INFORMATION

Bob Evans Farms Inc. (the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2014 Annual Meeting of Stockholders. The Company has filed a preliminary proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise as of June 13, 2014, is set forth in the Company’s preliminary proxy statement for its 2014 Annual Meeting of Stockholders, filed with the SEC on July 9, 2014. Stockholders will be able to obtain, free of charge, copies of these documents, including the definitive proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investors.bobevans.com/sec.cfm.

On July 9, 2014, Bob Evans Farms, Inc. (“Bob Evans” or “Company”) held a conference call open to the public regarding the Company’s fourth quarter and fiscal 2014 year-end earnings results. The following is an excerpt from the transcript of the conference call:

Steve Davis - Bob Evans Farms, Inc. - Chairman and CEO

[Portion Deleted]

I conclude my remarks this morning noting the strategy for 2015 is straightforward. With the transformational investments behind us, Bob Evans Restaurants and Bob Evans Farms Foods are operating under the same mandate — to leverage revitalized asset bases with topline growth and continued effective management of cost drivers, most importantly input and labor costs.

As an enterprise, we are committed to achieving returns on our recent investments by supporting both business segments with sustained strategic marketing spending throughout the year. Marketing programs must drive the topline. We have processes in place to ensure we are earning appropriate returns on our marketing investment.

Programs earning an acceptable return will receive ongoing support and development, while those failing to meet expectations will be quickly modified or terminated. Likewise, we continue evaluating our cost structure to ensure it is appropriately structured for building our business.

We have subjected our strategy and operating plans to rigorous review on a regular basis, including consultation with independent financial advisers, and we are confident we are on the right course. In the past two years, we have added four new independent directors to our Board, one of the practices that contributes to our top corporate governance ranking from ISF.

Many of our investors have asked is there a way to settle with Mr. Sandell instead of engaging in a costly, divisive proxy contest. We believe we have done our part to address our investors’ concerns. As we discussed in further detail in the preliminary proxy statement that we filed with the SEC, the Board has consistently attempted to work with Mr. Sandell to reach a constructive resolution of this costly and divisive proxy contest.

In January, the Board attempted to settle Mr. Sandell’s threatened consent solicitation by offering Mr. Sandell the opportunity to consult with us in the selection of new independent directors that we intended to add to the Board prior to the annual meeting. He declined that offer.

In April, after we had completed a customary several months’ long search process involving an independent third-party director search firm, we appointed three highly qualified independent directors to the Board: Kathy Lane, Kevin Sheehan, and Larry McWilliams. In April, after Mr. Sandell announced his nominees, we publicly stated that we would carefully consider and evaluate his candidates. And immediately following the close of the period for stockholder nominations, we tried to do just that.

Our lead independent director attempted to arrange for a meeting between Mr. Sandell’s director nominees and certain of our independent directors in a good faith objective effort to consider their candidacies. Mr. Sandell somehow found that objectionable.

In the wake of Mr. Sandell’s public comments, only one of his purportedly independent candidates replied to this invitation. And he did so solely to decline the opportunity to meet.

Notwithstanding Mr. Sandell’s inflammatory statements, we continue to try to reach a negotiated resolution. In June, we proposed that two of Mr. Sandell’s nominees be added to the Board and have them join the finance committee, which would be charged with undertaking a full review of the Company’s strategy.

However, Mr. Sandell rejected this offer, stating that he would settle for less than the majority representation on the Board, his term, only if the Board, without any further review, committed to implementing Mr. Sandell’s full agenda, including all of his financial proposals. In addition, Mr. Sandell demanded reimbursement of up to $2 million for his costs related to the proxy contest.

Though the Board desires a resolution of this time-consuming and costly contest and expressly left the door open for productive conversations on all of Mr. Sandell’s settlement terms, it was not prepared to commit to adopt these proposals as a condition of settlement. Following our public disclosure of our repeated attempts to settle, Mr. Sandell’s representative contacted our representatives with a new purported settlement offer in which they finally withdrew their demand that the Company adopt their entire agenda as a condition of settlement.

On the Wednesday before the Fourth of July weekend, they gave us an exploding settlement offer. That is, one that would expire at the time that the Company issued its fourth-quarter results. This proposal would have required, among other things, that our Board add five director nominees selected by, say, Mr. Sandell, in its full discretion and would have three independent directors who joined the Board prior to 2014 resign.

In addition, Mr. Sandell demanded that the finance committee consists solely of two Sandell nominees and two of the incumbent directors added to the Board in April. You can do the math. This means Mr. Sandell demanded that two-thirds of the Board and the entire finance committee be comprised of either new directors or directors with only minimal recent experience with the Company’s business operation strategy and our guests.

While we value dynamic and independent leadership and are not so captivated by our own ideas that we do not welcome fresh thinking, as we have shown by adding four new independent directors in the last two years, we also think a certain amount of continuity on the Board and familiarity of the business is important to continue to deliver value to our stockholders.

Accordingly, we do not believe that a turnover of two-thirds of the Board in the span of less than three months, as proposed by Mr. Sandell, is in the best interest of all stockholders. On July 3, the next day after receiving Mr. Sandell’s proposal, the Company proposed a settlement that would result in three of Mr. Sandell’s nominees being added to the Board.

Under this proposal following the annual meeting, Mr. Sandell’s nominees would constitute one-quarter of the Board and at that point, fully half of the Board, including a majority of independent directors, would have been newly added to the Board this year, ensuring another fresh and independent review of Mr. Sandell’s proposals. Additionally as part of the settlement, our proposal included two Sandell nominees to the finance committee, replacing two of our retiring directors, resulting in a six-person finance committee, half of which would have been new to the Board this year.

Under our settlement proposal, the finance committee would then be charged with reviewing and making recommendations to the full Board with respect to Mr. Sandell’s proposals as well as other opportunities to enhance stockholder value and would have the ability to retain an additional independent investment bank to assist with any review.

As you probably saw on Monday, Mr. Sandell, rather than engage in a constructive dialogue in response to our proposal, chose to issue a press release, which tellingly omitted the details of both our latest proposal as well as the details of their own proposal.

And so at this point, while we remain amenable to a resolution of the proxy contest that would include adding some number of Mr. Sandell’s nominees to the Board and to a finance committee empowered to review Mr. Sandell’s proposals, we are unfortunately continuing down the road of a costly and distracting proxy contest. I do want to assure all of our stockholders that our Board remains open to pursuing a process that will avoid the distraction of a costly and divisive proxy contest.

In closing, as always, we welcome your questions on this call as well as in follow-up one-on-one meetings. With that, I thank you and we now welcome your questions.

[Portion Deleted]

Michael Rome - Seaview Capital Partners LP - Analyst

Hi, it is Michael Rome from Seaview. Could you explain or give us some input on management’s discussion about the activist’s approach regarding real estate and expense structure overall? It looks like you are making a great job at fixing the restaurant business, but there’s some concern about the overall level of expense and also real estate owned.

Steve Davis - Bob Evans Farms, Inc. - Chairman and CEO

Yes. So let me talk about the expenses, and clearly this was an aberrative year. 2014 was an aberrative year. Number one, you still had some of the Mimi’s carryover costs that we talked about at the beginning of the year. We feel like we have gotten that reduced.

We plan to reduce our expenses as much as we can on remediation and other things that don’t grow the business. Activism is an expense that we have been very candid about. There is a McKinsey study out that actually shows what those numbers could look like.

So we try to do our best to continue to lower our costs. But last year, we did have some aberrative things happen.

We, as a Company, have been very disciplined about closing restaurants. On my watch, we have closed probably 75 restaurants. We have gone from 9 facilities to 4. We have consolidated corporate offices. We have done over $125 million of asset restructuring over the last 7 to 8 years.

We have done a pretty good job with supply chain. We believe that with ERP, that will help us more. So we have always got an eye on expenses. And we just invested in a major labor program. So we are looking at all aspects of our costs and try to do what we can to reduce them. But keep in mind, 2014 was an aberrative year.

As it relates to real estate, to me, the simple way to think about doing anything with real estate is — I have come behind sale-leasebacks before, and you wind up with a high lease expense on — and if your goal is try to improve margins, you are going to increase the lease expense. And that is going to escalate over time.

And I have had experiences on a couple of businesses where I have seen that lease expense continue to grow every year and every five years. So we feel that we can get what we need to get done. We are borrowing at very low rates. We have flexibility. We have got great banking relationships.

So there is no real need to monetize the real estate. And if you do that, that is going to be one of your most expensive forms of debt. So we’ve put that in our investor presentation and hopefully, we have been clear about that.

And then to the question about CapEx. This is an average year for CapEx. If you look at our CapEx trend, if you just take all of the CapEx that has been spent over the last seven to eight years and divide it by the number of years, it is about $100 million. So our guidance is slightly lower than that.

So we are back to what I will call historical CapEx levels. And the restaurants, make no mistake, needed to be refreshed. We never had a remodel program in our history. But I think once every 25 years is not overly excessive and in terms of remodeling your asset base. We think that investment will hold for the next 7 to 10 years.

So that’s our point of view on expense control and that is our point of view on whether or not any type of monetization of our real estate would make any sense.